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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE


Contact:       Ron Zollars, San Diego       Zuraidah Hashim, Washington
               858/826-7896                 703/676-2541
               zollarsr@saic.com            hashimz@saic.com



                      SAIC COMPLETES NEW CREDIT FACILITIES

(SAN DIEGO) August 6, 2002 -- Science Applications International Corporation
(SAIC) announced today that it has entered into senior unsecured credit facilities that provide for borrowings in an aggregate principal amount of $750,000,000. These credit facilities consist of a 364-day facility and a five-year facility. The credit facilities were broadly syndicated with 16 banks and other financial institutions participating. JPMorgan Chase Bank and Salomon Smith Barney Inc. acted as lead arrangers and joint bookrunners, with JPMorgan Chase Bank as administrative agent and Citicorp USA, Inc. as syndication agent for the facilities. These credit facilities replaced an existing multi-year credit facility that permitted borrowings of up to $500,000,000. There was no balance outstanding under the prior credit facility. If SAIC borrows under the new credit facilities, the proceeds may be used for working capital, capital expenditures and other general corporate purposes.

SAIC is the nation's largest employee-owned research and engineering company, providing information technology, systems integration and eSolutions to commercial and government customers. SAIC engineers and scientists work to solve complex technical problems in national security, homeland defense, energy, the environment, telecommunications, health care and transportation. With annual revenues of $6.1 billion, SAIC and its subsidiaries, including Telcordia Technologies, have more than 40,000 employees at offices in more than 150 cities worldwide. More information about SAIC can be found on the Internet at www.saic.com.


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Statements in this announcement other than historical data and information constitute forward-looking statements that involve risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in the Company's Annual Report on Form 10-K for the period ended January 31, 2002, and such other filings that the Company makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.